December 2013 Preliminary Terms No. 121 Registration Statement No. 333-190038 Dated December 3, 2013 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in International Equities

Trigger PLUS Based on the WisdomTree Japan Hedged Equity Fund due January 5, 2016

Trigger Performance Leveraged Upside SecuritiesSM

Unlike conventional debt securities, the Trigger Performance Leveraged Upside Securitiessm (“Trigger PLUS”) offered by these preliminary terms do not pay interest and do not provide for the repayment of the stated principal amount at maturity in all circumstances.  Instead, the Trigger PLUS provide for a single payment at maturity that may be greater than, equal to or less than the stated principal amount of the Trigger PLUS, depending on the closing price of the WisdomTree Japan Hedged Equity Fund on the valuation date.  If the share closing price of the WisdomTree Japan Hedged Equity Fund is greater on the valuation date than on the pricing date, investors in the Trigger PLUS will participate on a 200% leveraged basis in that appreciation, subject to a maximum payment at maturity of the Trigger PLUS of at least 130.50% (to be determined on the pricing date). If, however, the underlying shares have depreciated in value so that the final share price is less than the trigger level, investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in the share closing price over the term of the Trigger PLUS (in this situation the amount that investors receive will be less than $9.00 per Trigger PLUS and could be zero). The Trigger PLUS are designed for investors who seek a return based on the underlying shares and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlying shares, and the limited protection against loss but only if the final share price is greater than or equal to the trigger level. The underlying shares are designed to provide exposure to a segment of the Japanese equity markets while attempting to mitigate the effects of future movements of the Japanese yen relative to the U.S. dollar as described herein. You should not invest in the Trigger PLUS unless you can accept the risk of a significant loss on your investment. The Trigger PLUS are senior unsecured debt obligations of Barclays Bank PLC and all payments on the Trigger PLUS are subject to the creditworthiness of Barclays Bank PLC and are not guaranteed by any third party.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Maturity date: †	January 5, 2016, subject to postponement and adjustment.
Underlying shares:	WisdomTree Japan Hedged Equity Fund (the “Fund”)
Aggregate principal amount:	$
Payment at maturity:	If the final share price is greater than the initial share price,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.

If the final share price is less than or equal to the initial share price but greater than or equal to the trigger level,

$10 per $10 Trigger PLUS

If the final share price is less than the trigger level,

$10 x share performance factor

This amount will be less than the stated principal amount of $10.

You may lose some or all of your initial investment. Any payment on the Trigger PLUS is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in these preliminary terms.

(Key Terms continued on the next page)
Commissions and Initial Issue Price:	Initial Issue Price(1)	Price to Public(2)	Agent’s Commissions(2)	Proceeds to Issuer
Per Trigger PLUS	$10	$10	$.225	$9.775
Total	$	$	$	$
(1)	Our estimated value of the Trigger PLUS on the pricing date, based on our internal pricing models, is expected to be between $9.250and $9.514 per Trigger PLUS. The estimated value is expected to be less than the initial issue price of the Trigger PLUS. See “Additional Information Regarding Our Estimated Value of the Trigger PLUS” on page 3 of these preliminary terms.
(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $.225 for each Trigger PLUS they sell. See “Supplemental Plan of Distribution.”

Investing in the Trigger PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 9. You should read this document together with the related prospectus and prospectus supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.

Any payment on the Trigger PLUS, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Risk Factors - Credit of Issuer” in these preliminary terms.

Prospectus dated July 19, 2013      Prospectus Supplement dated July 19, 2013

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which these preliminary terms relate. Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant preliminary pricing supplement or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and these preliminary terms if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Trigger PLUS or determined that these preliminary terms are truthful or complete. Any representation to the contrary is a criminal offense.

Trigger PLUS Based on the WisdomTree Japan Hedged Equity Fund due January 5, 2016
Trigger Performance Leveraged Upside Securities

Leveraged upside payment:	$10 x leverage factor x share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	, which is the share closing price of the underlying shares on the pricing date.
Final share price:	The share closing price of the underlying shares on the valuation date.
Share closing price:	The official closing price per share of the Fund on the relevant day as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “DXJ US <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing price per share of the Underlying shares will be based on the alternate calculation of the Underlying Shares as described in “Reference Asset—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.
Valuation date: †	December 30, 2015, subject to postponement and adjustment.
Trigger level:	, which is 90% of the initial share price
Leverage factor:	200%
Share performance factor:	final share price / initial share price
Maximum payment at maturity:	At least $13.05 (130.50% of the stated principal amount) per Trigger PLUS (the actual maximum payment at maturity will be determined on the pricing date and will be at least 130.50% of the stated principal amount).
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Commissions and Issue Price” below)
Pricing date: †	December , 2013 (expected to price on or about December 30, 2013, or if such day is not a scheduled trading day, the next succeeding scheduled trading day).
Original issue date: †	January , 2014 (3 business days after the pricing date)
CUSIP/ISIN:	06742E331 /US06742E3311
Listing:	The securities will not be listed on any securities exchange.
Selected Dealer:	Morgan Stanley Wealth Management

† Expected. In the event that we make any change to the pricing date and the original issue date, the valuation date and the maturity date will be changed so that the stated term of the PLUS remains the same. In addition, the maturity date and valuation date are subject to postponement, see “Additional Information About the PLUS—Additional provisions—Postponement of maturity date” and “Additional Information About the PLUS—Additional provisions —Market disruption events and adjustments.”

Barclays Capital Inc.

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Trigger Performance Leveraged Upside SecuritiesSM

Additional Terms of the Trigger PLUS

You should read these preliminary terms together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Trigger PLUS are a part. These preliminary terms, together with the documents listed below, contain the terms of the Trigger PLUS and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 000312070. As used in these preliminary terms, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The Trigger PLUS constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition, the Trigger PLUS will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s temporary liquidity guarantee program.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

Additional Information Regarding Our Estimated Value of the Trigger PLUS

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is expected to be less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost which we may incur in hedging our obligations under the securities, and estimated development and other costs which we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 3 months after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities which we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to

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Trigger Performance Leveraged Upside Securities

investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 9 of these preliminary terms.

You may revoke your offer to purchase the securities at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their pricing date. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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Trigger PLUS Based on the Value of the WisdomTree Japan Hedged Equity Fund due January 5, 2016
Trigger Performance Leveraged Upside SecuritiesSM

Investment Summary

Trigger Performance Leveraged Upside Trigger PLUS

The Trigger PLUS based on the WisdomTree Japan Hedged Equity Fund (the “Trigger PLUS”) due January 5, 2016 can be used:

▪	To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.
▪	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of price performance of the underlying shares.
▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario.
▪	To provide limited protection against a loss of principal (subject to the creditworthiness of the issuer) in the event of a decline in the underlying shares as of the valuation date but only if the final share price is greater than or equal to the trigger level.

The Trigger PLUS are exposed on a 1:1 basis, if the final share price is less than the trigger level, to the negative performance of the underlying shares.

Maturity:	Approximately 2 Years

Leverage factor:	200%

Maximum payment at maturity:	At least $13.05 (130.50% of the stated principal amount) per Trigger PLUS (the actual maximum payment at maturity will be determined on the pricing date and will be at least 130.50% of the stated principal amount)

Trigger Level:	90% of the initial share price

Minimum Payment at maturity:	None

 Key Investment Rationale

This 2 year investment offers 200% leveraged upside, subject to a maximum payment at maturity of at least $13.05 (130.50% of the stated principal amount) per Trigger PLUS. The actual maximum payment at maturity will be determined on the pricing date. In exchange for the leverage feature, investors are exposed to the risk of loss of a significant portion or all of their investment due to the trigger feature and forgo performance above the maximum payment at maturity. Investors may lose their entire initial investment in the Trigger PLUS.

Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance of the underlying shares relative to a direct investment in the underlying shares.
Trigger Feature	At maturity, even if the underlying shares have declined over the term of the Trigger PLUS, you will receive your stated principal amount but only if the final share price is greater than or equal to the trigger level.
Upside Scenario	The final share price is greater than the initial share price, and, at maturity, the Trigger PLUS redeem for the stated principal amount of $10 plus 200% of the increase in the value of the underlying shares, subject to the maximum payment at maturity. For example, if the final share price is 10% greater than the initial share price, the Trigger PLUS will provide a total return of 20% at maturity. The maximum payment at maturity will be at least 130.50% per Trigger PLUS, to be determined on the pricing date.
Par Scenario	The final share price is less than or equal to the initial share price but is greater than or equal to the trigger level. In this case, you receive the stated principal amount of $10 at maturity even if the underlying shares have depreciated.
Downside Scenario

The final share price is less than the trigger level. In this case, the Trigger PLUS redeem for at least 10% less than the stated principal amount, and this decrease will be by an amount proportionate to the decline in the value of the underlying shares over the term of the Trigger PLUS. This amount will be less than $9.00 per Trigger PLUS. For example, if the final share price is 30% less than the initial share price, the Trigger PLUS will be redeemed at maturity for a loss of 30% of principal at $7.00, or 70% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire investment.

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How Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following assumptions:

Stated principal amount:	$10

Leverage factor:	200%

Trigger Level:	90% of the initial share price

Hypothetical maximum payment at maturity:	$13.05 (130.50% of the stated principal amount) per Trigger PLUS

Trigger PLUS Payoff Diagram

How it works

▪

If the final share price is greater than the initial share price, then investors receive the $10 stated principal amount plus 200% of the appreciation of the underlying shares over the term of the Trigger PLUS, subject to the maximum payment at maturity. In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final share price of approximately 115.25% of the initial share price.

For example, if the share closing price of the underlying shares appreciates by 15.25% at maturity, the investor would receive a 30.50% return, or $13.05 at maturity. If the share closing price of the underlying shares appreciates by 50% at maturity, the investor would receive only the hypothetical maximum payment of $13.05 or 130.50% of the stated principal amount.

▪

If the final share price is less than or equal to the initial share price but is greater than the trigger level, investors will receive the $10 stated principal amount.

For example, if the share closing price of the underlying shares depreciate by 10% on the valuation date, investors will

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receive the $10 stated principal amount.

▪

If the final share price is less than the trigger level, the investor would receive an amount less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying shares.

For example, if the share closing price of the underlying shares depreciates by 25% at maturity, the investor would lose 25% of their principal and receive only $7.50 at maturity, or 75% of the stated principal amount. If the share closing price of the underlying shares depreciates by 50% at maturity, the investor would lose 50% of their principal and receive only $5 at maturity, or 50% of the stated principal amount.

What is the Total Return on the Trigger PLUS at Maturity Assuming a Range of Performance for the Underlying Shares?

The following table illustrates the hypothetical total return at maturity on the Trigger PLUS. The “total return” as used in these preliminary terms is the number, expressed as a percentage, that results from comparing the payment at maturity per $10.00 stated principal amount to $10.00. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Trigger PLUS. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical total returns set forth below are based on the hypothetical initial share price of $50.10, the hypothetical trigger level of $45.09, the hypothetical maximum payment at maturity of $13.05 (130.50% of the stated principal amount) and the leverage factor of 200%. For the purposes of the examples below, the “Share Return” shall equal: ((final share price - initial share price)/initial share price). The hypothetical examples below do not take into account any tax consequences from investing in the Trigger PLUS.

Final Share Price	Share Return	Share Percent Increase	Share Performance Factor	Payment at Maturity	Total Return on Trigger PLUS
$85.17	70.00%	70.00%	N/A	$13.05	30.50%
$80.16	60.00%	60.00%	N/A	$13.05	30.50%
$75.15	50.00%	50.00%	N/A	$13.05	30.50%
$70.14	40.00%	40.00%	N/A	$13.05	30.50%
$65.13	30.00%	30.00%	N/A	$13.05	30.50%
$60.12	20.00%	20.00%	N/A	$13.05	30.50%
$57.74	15.25%	15.25%	N/A	$13.05	30.50%
$55.11	10.00%	10.00%	N/A	$12.00	20.00%
$52.61	5.00%	5.00%	N/A	$11.00	10.00%
$50.10	0.00%	N/A	N/A	$10.00	0.00%
$47.60	-5.00%	N/A	N/A	$10.00	0.00%
$45.09	-10.00%	N/A	N/A	$10.00	0.00%
$42.59	-15.00%	N/A	85%	$8.5.00	-15.00%
$40.08	-20.00%	N/A	80%	$8.00	-20.00%
$35.07	-30.00%	N/A	70%	$7.00	-30.00%
$30.06	-40.00%	N/A	60%	$6.00	-40.00%
$25.05	-50.00%	N/A	50%	$5.00	-50.00%
$20.04	-60.00%	N/A	40%	$4.00	-60.00%
$15.03	-70.00%	N/A	30%	$3.00	-70.00%
$10.02	-80.00%	N/A	20%	$2.00	-80.00%
$5.01	-90.00%	N/A	10%	$1.00	-90.00%
0.00	-100.00%	N/A	0%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The share closing price of the underlying shares increases from an initial share price of $50.10 to a final share price of $52.61.

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Because the final share price of $52.61 is greater than the initial share price of $50.10 but the payment at maturity is not greater than the maximum payment at maturity, the investor receives the following payment at maturity of $11.00 per $10 stated principal amount calculated as follows:

$10 + leveraged upside payment

$10 + leverage factor x share percent increase

$10 + [$10 x 200% x 5.00%] = $11.00

The total return on investment of the Trigger PLUS is 10.00%.

Example 2: The share closing price of the underlying shares increases from an initial share price of $50.10 to a final share price of $70.14.

Because the final share price of $70.14 is greater than the initial share price of $50.10 but because $10 + the leveraged upside payment is greater than the maximum payment at maturity, the investor will receive the maximum payment at maturity of $13.05 per $10.00 stated principal amount.

The total return on investment of the Trigger PLUS is 30.50%.

Example 3: The share closing price of the underlying shares decreases from an initial share price of $50.10 to a final share price of $30.06.

Because the final share price of $30.06 is less than the initial share price of $50.10 and less than the trigger level, the investor will receive a payment at maturity of $6.00 per $10.00 stated principal amount calculated as follows:

$10 x share performance factor

$10 x 60% = $6.00

The total return on investment of the Trigger PLUS is -40.00%.

Example 4: The share closing price of the underlying shares does not increase or decrease and the final share price is $50.10.

Because the final share price of $50.10 is equal to the initial share price of $50.10, the investor will receive a payment at maturity of $10.00 per $10.00 stated principal amount:

The total return on investment of the Trigger PLUS is 0.00%.

Example 5: The share closing price of the underlying shares decreases from an initial share price of $50.10 to a final share price of $47.60.

Because the final share price of $47.60 is less than the initial share price of $50.10 but is greater than the trigger level, the investor will receive a payment at maturity of $10.00 per $10.00 stated principal amount:

The total return on investment of the Trigger PLUS is 0.00%.

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Risk Factors

An investment in the Trigger PLUS involves significant risks. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS. Investing in the Trigger PLUS is not equivalent to investing directly in the Fund or any of the component stocks of the Fund. The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;
•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;
•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;
•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;
•	“Risk Factors—Additional Risks Relating to Securities Which Contain a Multiplier”;
•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level; and
•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

Structure Specific Risk Factors

▪	Trigger PLUS do not pay interest nor guarantee return of principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest nor guarantee payment of the principal amount at maturity. If the final share price is less than the trigger level, the payout at maturity will be an amount in cash that is at least 10% less than the $10 stated principal amount of each Trigger PLUS, and this decrease will be by an amount proportionate to the decrease in the value of the underlying shares. You may lose up to 100% of the principal amount of your Trigger PLUS if the underlying shares decline from the initial share price to the final share price.
▪	Appreciation potential is limited. The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of at least $13.05 (130.50% of the stated principal amount) (the actual payment at maturity will be determined on the pricing date). Although the leverage factor provides 200% exposure to any increase in the value of the underlying shares at maturity, because the payment at maturity will be limited to at least 130.50% of the stated principal amount for the Trigger PLUS, any increase in the final share price over the initial share price by more than 15.25% will not further increase the return on the Trigger PLUS.
▪	Market price influenced by many unpredictable factors. Several factors will influence the value of the Trigger PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying shares, interest and yield rates, time remaining to maturity, geopolitical conditions, the exchange rate of the U.S. dollar relative to the Japanese yen and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. You may receive less or possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.
▪	Credit of Issuer. The Trigger PLUS are senior unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Trigger PLUS depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Trigger PLUS and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Trigger PLUS.
▪	Not equivalent to investing in the underlying shares. Investing in the Trigger PLUS is not equivalent to investing in the underlying shares or its component stocks. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying shares.
▪	Payment at maturity is not based on the value of the underlying shares at any time other than the final share price on the valuation date. The payment at maturity is not based on the value of the underlying shares at any time other than the final share price on the valuation date and will be based solely on the final share price of the underlying shares as compared to the initial share price of the underlying shares. Therefore, if the share closing price of the underlying shares drops precipitously by the valuation date, the payment at maturity, if any, that you will receive for your Trigger PLUS may be significantly less than it would otherwise have been had such payment been linked to the value of the underlying shares at any time prior to such drop.
▪	No Interest Payments. The Issuer will not make periodic interest payments on the Trigger PLUS, and the return on the Trigger PLUS is limited to the performance of the Fund from the Pricing date to the Valuation date.
▪	Contingent Repayment of Principal Applies Only If You Hold the Trigger PLUS to Maturity. The Issuer will pay you at least the principal amount of your Trigger PLUS under the certain limited circumstances described in this free writing prospectus only if you hold your Trigger PLUS to maturity. The market value of the Trigger PLUS may fluctuate between the date you purchase them and the valuation date. If you are able to sell your Trigger PLUS in the secondary market prior to maturity, you may have to

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sell them at a loss relative to your initial investment even if the price of the Fund is above the trigger level. You should be willing to hold your Trigger PLUS to maturity. Contingent repayment of principal at maturity is subject to the creditworthiness of the Issuer and is not, either directly or indirectly, an obligation of any third party.
▪	The Leverage Factor Applies Only if you Hold the Trigger PLUS to Maturity. You should be willing to hold your Trigger PLUS to maturity. If you are able to sell your Trigger PLUS prior to maturity in the secondary market, the price you receive likely will not reflect the full economic value of the leverage factor or the Trigger PLUS themselves, and the return your realize may be less than the product of the performance of the Fund and the leverage factor and may be less than the Fund’s return itself, even if such return is positive. You can receive the full benefit of the leverage factor only if you hold your Trigger PLUS to maturity.
▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC is willing to purchase the Trigger PLUS in any secondary market transactions will likely be lower than the original issue price since the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the Trigger PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Trigger PLUS. In addition, any such prices may differ from values determined by pricing models used by Barclays Bank PLC, as a result of dealer discounts, mark-ups or other transaction costs and the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase the Trigger PLUS from you in secondary market transactions will likely be lower than the price you paid for the Trigger PLUS, and any sale prior to the maturity date could result in a substantial loss to you.
▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. The U.S. federal income tax treatment of the Trigger PLUS is uncertain and the Internal Revenue Service could assert that the Trigger PLUS should be taxed in a manner that is different than described below. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Trigger PLUS and whether all or part of the gain you may recognize upon the sale, exchange or maturity of an instrument such as the Trigger PLUS should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Trigger PLUS (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Trigger PLUS even though you will not receive any payments with respect to the Trigger PLUS until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Trigger PLUS.
▪	The estimated value of your Trigger PLUS might be lower if such estimated value were based on the levels as which our debt securities trade in the secondary market. The estimated value of your Trigger PLUS on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.
▪	The estimated value of your Trigger PLUS is expected to be lower than the initial issue price of your Trigger PLUS. The estimated value of your Trigger PLUS on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your Trigger PLUS. The difference between the initial issue price of your Trigger PLUS and the estimated value of the Trigger PLUS is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Trigger PLUS, the estimated cost which we may incur in hedging our obligations under the Trigger PLUS, and estimated development and other costs which we may incur in connection with the Trigger PLUS.
▪	The estimated value of the Trigger PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your Trigger PLUS on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Trigger PLUS may not be consistent with those of other financial institutions which may be purchasers or sellers of Trigger PLUS in the secondary market. As a result, the secondary market price of your Trigger PLUS may be materially different from the estimated value of the Trigger PLUS determined by reference to our internal pricing models.

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▪	The estimated value of your Trigger PLUS is not a prediction of the prices at which you may sell your Trigger PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Trigger PLUS and may be lower than the estimated value of your Trigger PLUS. The estimated value of the Trigger PLUS will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Trigger PLUS from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Trigger PLUS in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Trigger PLUS. Further, as secondary market prices of your Trigger PLUS take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Trigger PLUS such as fees, commissions, discounts, and the costs of hedging our obligations under the Trigger PLUS, secondary market prices of your Trigger PLUS will likely be lower than the initial issue price of your Trigger PLUS. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Trigger PLUS from you in secondary market transactions, if any, will likely be lower than the price you paid for your Trigger PLUS, and any sale prior to the maturity date could result in a substantial loss to you.
▪	The temporary price at which we may initially buy the Trigger PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Trigger PLUS. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Trigger PLUS in the secondary market (if Barclays Capital Inc. makes a market in the Trigger PLUS, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Trigger PLUS on the pricing date, as well as the secondary market value of the Trigger PLUS, for a temporary period after the initial issue date of the Trigger PLUS. The price at which Barclays Capital Inc. may initially buy or sell the Trigger PLUS in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Trigger PLUS.
▪

Currency Hedge Risk. The Fund seeks investment results that closely correspond to the price and yield performance, before fees and expenses, of the Underlying Index (as defined below). The Underlying Index provides exposure to Japanese equity markets while at the same time seeking to neutralize exposure to fluctuations of the Japanese yen movements relative to the U.S. dollar. The Underlying Index is designed to have higher returns than an equivalent non-currency hedged investment when the Japanese yen is weakening relative to the U.S. dollar. Conversely, the Underlying Index is designed to have lower returns than an equivalent unhedged investment when the yen is rising relative to the U.S. dollar. The Underlying Index applies an applicable published WM/Reuters one-month currency forward rate to the total equity exposure to Japan to adjust the value of the Japanese yen against the U.S. dollar.

The Fund intends to enter into forward currency contracts or futures contracts designed to offset the Fund’s exposure to the Japanese yen. A forward currency contract is a contract between two parties to buy or sell a specific currency in the future at an agreed upon exchange rate. The amount of forward contracts and futures contracts in the Fund is based on the aggregate exposure of the Fund and Underlying Index to the Japanese yen. While this approach is designed to minimize the impact of currency fluctuations on the Fund’s returns, it does not necessarily eliminate the Fund’s exposure to the yen. The return of the forward currency contracts and currency futures contracts may not perfectly offset the actual fluctuations between the yen and the U.S. dollar. In addition, the Fund may not be fully hedged at all times in order to minimize transaction costs or for other reasons. Therefore the value of the Fund and the value of your Securities are subject to currency exchange rate risk between the U.S. dollar and the Japanese yen.

▪	Currency Exchange Rate Risk. The Fund invests in securities that are traded and quoted in a foreign currency, the Japanese yen. Therefore, holders of the Trigger PLUS will be exposed to currency exchange rate risk with respect to the Japanese yen. In particular, the value of the Japanese yen may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, the Japanese government, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the Japanese yen strengthens or weakens against the U.S. dollar. If the U.S. dollar strengthens against the Japanese yen, the value of securities in which the Fund investors will be adversely affected and the value of the Fund and the value of the Trigger PLUS may decrease. Please see “Currency Hedge Risk” above for more information
▪	Non-U.S. securities markets risks. The stocks comprising the Underlying shares are issued by Japanese companies which trade on the Japanese securities markets. These Japanese securities markets may have less liquidity and may be more volatile than U.S. or other securities markets and market development may affect Japanese markets differently from U.S. or other securities markets. Also, there is generally less publicly available information about Japanese companies listed on such markets than about those of U.S. companies that are subject to expansive reporting requirements of the U.S. Securities and Exchange Commission. Japanese companies are subject to accounting, auditing and financial standards and requirements that differ from those applicable to U.S. reporting companies. Additionally, securities prices in Japan are subject to political, economic, financial

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and social factors that apply in Japan. These factors, which could negatively affect the Japanese securities markets, include the possibility of recent or future changes in the Japanese government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to Japanese companies or investments in Japanese equity securities and the possibility of fluctuations in the rate of exchange between the Japanese yen and the U.S. dollar, the possibility of outbreaks of hostility and political instability and the possibility of natural disasters or adverse public health developments in Japan or Asia. Moreover, the Japanese economy may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
▪

Certain features of the underlying shares will impact the value of the Trigger PLUS — The performance of the underlying shares will not fully replicate the performance of the WisdomTree Japan Hedged Equity Index (the “Underlying Index”), and the underlying shares may hold securities not included in the Underlying Index. The value of the underlying shares to which your Trigger PLUS are linked is subject to:

•   Management risk. This is the risk that the investment strategy for the underlying shares, the implementation of which is subject to a number of constraints, may not produce the intended results.

•   Derivatives risk. The underlying shares invests in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the underlying shares losses, and, as a consequence, the losses of your Trigger PLUS, may be greater than if the underlying shares invested only in conventional securities.

Other Risk Factors

▪	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. There may be little or no secondary market for the Trigger PLUS. We do not intend to list the Trigger PLUS on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Trigger PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Because other dealers are not likely to make a secondary market for the Trigger PLUS, the price, if any, at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.
▪	Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Trigger PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Trigger PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying shares and, as a result, could decrease the amount an investor may receive on the Trigger PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and, therefore, could increase the value at or above which the underlying shares must close so that the investor does not suffer a loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could potentially affect the value of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.
▪	Potential adverse economic interest of the calculation agent. The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Trigger PLUS. The calculation agent will determine the initial share price and the final share price, and calculate the amount of cash, if any, you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of the final share price in the event of a discontinuance of the underlying shares, may adversely affect the payout to you at maturity.
▪	The Fund may underperform the WisdomTree Japan Hedged Equity Index. The performance of the Fund may not replicate the performance of, and may underperform the WisdomTree Japan Hedged Equity Index. Unlike the WisdomTree Japan Hedged Equity Index, the Fund will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the WisdomTree Japan Hedged Equity Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Fund, differences in trading hours between the Fund and the WisdomTree Japan Hedged Equity Index or due to other circumstances. Because the return on the Trigger PLUS is linked to the performance of the Fund and not the WisdomTree Japan Hedged Equity Index, the return on the Trigger PLUS may be less than that of an alternative investment linked directly to the WisdomTree Japan Hedged Equity Index.
▪	Certain built-in costs are likely to adversely affect the value of the Trigger PLUS prior to maturity. While the payment at maturity described in these preliminary terms is based on the full principal amount of the Trigger PLUS, the original issue price of the Trigger PLUS includes the agent’s commission and the cost of hedging our obligations under the Trigger PLUS through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be

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willing to purchase the Trigger PLUS from you in secondary market transactions will likely be lower than the price you paid for your Trigger PLUS, and any sale prior to the maturity date could result in a substantial loss to you.
▪	Adjustments to the underlying shares (including adjustments to the WisdomTree Japan Hedged Equity Index tracked by the Fund) could adversely affect the value of the Trigger PLUS. Those responsible for calculating and maintaining the Fund or the WisdomTree Japan Hedged Equity Index tracked by the Fund can add, delete or substitute the components of the WisdomTree Japan Hedged Equity Index or the Fund or make other methodological changes that could change the value of the WisdomTree Japan Hedged Equity Index or the Fund. In addition, the publisher of the WisdomTree Japan Hedged Equity Index may discontinue or suspend calculation or publication of such index or the Fund may be delisted from the relevant exchange or liquidated or otherwise terminated at any time. Any of these actions could adversely affect the value of the underlying shares and, consequently, the value of the Trigger PLUS. For a description of the actions that may be taken by the Calculation Agent in the event that the publisher of the WisdomTree Japan Hedged Equity Index discontinues or suspends calculation of the index or the Fund is liquidated or otherwise terminated, please see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.”

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WisdomTree Japan Hedged Equity Fund Overview

We have derived all information contained in this free writing prospectus regarding the WisdomTree Japan Hedged Equity Fund (referred to in this section as the “ETF”) including, without limitation, its make-up, method of calculation and changes in its components, from the ETF’s prospectus dated August 1, 2013 and other publicly available information. Such information reflects the policies of, and is subject to change by the issuer of the ETF, WisdomTree Trust (the “Trust”), and WisdomTree Asset Management, Inc., which has overall responsibility for the general management and administration of the Trust and the ETF. We have not independently verified such information.

The ETF seeks investment results that closely correspond to the price and yield performance, before fees and expenses, of the WisdomTree Japan Hedged Equity Index, the ETF’s “Underlying Index,” which is provided by WisdomTree Investments, Inc. The Underlying Index provides exposure to Japanese equity markets while at the same time seeking to neutralize exposure to fluctuations of the Japanese yen movements relative to the U.S. dollar. In this sense, the Underlying Index “hedges” against fluctuations in the relative value of the yen against the U.S. dollar. The Underlying Index is designed to have higher returns than an equivalent non-currency hedged investment when the yen is weakening relative to the U.S. dollar. Conversely, the Underlying Index is designed to have lower returns than an equivalent unhedged investment when the yen is rising relative to the U.S. dollar. The Underlying Index applies an applicable published WM/Reuters one-month currency forward rate to the total equity exposure to Japan to adjust the value of the Japanese yen against the U.S. dollar.

The Underlying Index consists of dividend-paying companies incorporated in Japan and traded on the Tokyo Stock Exchange that derive less than 80% of their revenue from sources in Japan. By excluding companies that derive 80% or more of their revenue from Japan, the Underlying Index is tilted towards companies with a more significant global revenue base. Eligibility requirements include: (i) payment of at least $5 million in cash dividends on common shares in the annual cycle prior to the annual Underlying Index rebalance; (ii) market capitalization of at least $100 million as of the Underlying Index rebalance; (iii) average daily trading volume of at least $100,000 for the three months preceding the Underlying Index rebalance; (iv) a calculated volume factor (the average daily trading volume for three months preceding the Underlying Index rebalance divided by the weight of the security in the Index) that is greater than $200 million; and (v) trading of at least 250,000 shares per month for each of the six months preceding the Underlying Index rebalance. Securities are weighted in the Underlying Index based on dividends paid over the prior annual cycle. Companies that pay more total dollar amount of dividends are more heavily weighted. At the time of the Underlying Index’s annual rebalance, the maximum weight of any single security in the Underlying Index is capped at 5% and the maximum weight of any one sector in the Underlying Index is capped at 25%. In response to market conditions, security and sector weights may fluctuate above the specified cap between annual Underlying Index rebalance dates. In the event that a company has a calculated volume factor that is less than $400 million as of the annual Underlying Index rebalance, its weight in the Underlying Index will be reduced such that its weight equals its weight prior to the adjustment multiplied by a fraction of its calculated volume factor divided by $400 million.

The ETF employs a “passive management” — or indexing — investment approach designed to track the performance of the Underlying Index. The ETF generally uses a representative sampling strategy to achieve its investment objective, meaning it generally will invest in a sample of securities whose risk, return and other characteristics closely resemble the risk, return and other characteristics of the Underlying Index as a whole. Under normal circumstances, at least 95% of the ETF’s total assets (exclusive of collateral held from securities lending) will be invested in component securities of the Underlying Index and investments that have economic characteristics that are substantially identical to the economic characteristics of such component securities. To the extent the Underlying Index concentrates (i.e., holds 25% or more of its total assets in the securities of a particular industry or group of industries), the Underlying shares will concentrate its investments to approximately the same extent as its Underlying Index. As of November 27, 2013, the ETF held stocks of Japanese companies in the following industry sectors: Industrials (25.35%), Consumer Discretionary (23.03%), Information Technology (15.49%), Health Care (10.32%), Materials (8.96%), Consumer Staples (8.80%), and Financials (7.24%). The ETF also may invest its assets in cash and cash equivalents, as well as in shares of other investment companies, forward contracts, futures contracts, options on futures contracts, options, and swaps.

The ETF intends to enter into forward currency contracts or futures contracts designed to offset the ETF’s exposure to the Japanese yen. A forward currency contract is a contract between two parties to buy or sell a specific currency in the future at an agreed upon exchange rate. The amount of forward contracts and futures contracts in the ETF is based on the aggregate exposure of the ETF and Underlying Index to the Japanese yen. While this approach is designed to minimize the impact of currency fluctuations on the ETF’s returns, it does not necessarily eliminate the ETF’s exposure to the yen. The return of the forward currency contracts and currency futures contracts may not perfectly offset the actual fluctuations between the yen and the U.S. dollar.

As of November 27, 2013, the net expense ratio of the ETF is expected to accrue at an annual rate of 0.48% of the ETF’s daily net asset value. Expenses of the ETF reduce the net value of the assets held by the ETF and, therefore, reduce the value of the shares of the ETF.

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Information filed by the Trust with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and, where applicable, the Securities Exchange Act of 1934 can be found by reference to its SEC file number: 333-132380 and 811-21864. Shares of the ETF are listed on the NYSE Arca under ticker symbol “DXJ.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus.

Information on the WisdomTree Japan Hedged Equity Fund as of market close on November 27, 2013:

Bloomberg Ticker Symbol:	DXJ
Share closing price on November 27, 2013:	$50.10
52 Weeks Ago (on 11/27/2012):	$33.31
52 Week High (05/21/2013):	$52.91
52 Week Low (11/28/2012):	$33.27

The following graph sets forth the historical performance of the WisdomTree Japan Hedged Equity Fund based on the daily share closing prices of the WisdomTree Japan Hedged Equity Fund from January 2, 2008 through November 27, 2013. The related table sets forth the published high and low share closing prices as well as the end-of-quarter share closing prices of the underlying shares for each quarter from January 2, 2008 through November 27, 2013. The share closing price of the Index on November 27, 2013 was $50.10.

We obtained the share closing prices of the WisdomTree Japan Hedged Equity Fund below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits. The historical share closing prices of the WisdomTree Japan Hedged Equity Fund should not be taken as an indication of future performance, and no assurance can be given as to the share closing price on the valuation date. We cannot give you assurance that the performance of the WisdomTree Japan Hedged Equity Fund will result in the return of any of your initial investment.

Underlying shares Historical Performance— January 2, 2008 to November 27, 2013

Past performance is not indicative of future results.

WisdomTree Japan Hedged Equity Fund	High	Low	Period End
2008
First Quarter	$50.80	$46.12	$48.49
Second Quarter	$53.18	$47.72	$49.09
Third Quarter	$48.70	$40.38	$42.35
Fourth Quarter	$42.15	$30.62	$39.39
2009
First Quarter	$38.70	$28.75	$32.78
Second Quarter	$38.92	$33.13	$37.97
Third Quarter	$41.72	$37.23	$40.60
Fourth Quarter	$40.60	$37.35	$39.33
2010
First Quarter	$42.74	$39.90	$42.24
Second Quarter	$42.88	$35.57	$35.64
Third Quarter	$37.19	$34.73	$36.02

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Fourth Quarter	$38.74	$34.55	$38.17
2011
First Quarter	$41.21	$33.50	$36.87
Second Quarter	$37.23	$34.39	$36.14
Third Quarter	$37.06	$31.56	$32.52
Fourth Quarter	$33.06	$30.49	$31.34
2012
First Quarter	$37.02	$31.40	$36.90
Second Quarter	$36.71	$30.08	$33.18
Third Quarter	$33.42	$30.34	$31.62
Fourth Quarter	$36.88	$30.77	$36.88
2013
First Quarter	$44.23	$36.66	$43.18
Second Quarter	$52.91	$40.82	$45.61
Third Quarter	$49.48	$43.89	$47.93
Fourth Quarter (through November 27, 2013)	$50.12	$45.31	$50.10

Past performance is not indicative of future results

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Additional Information About the Trigger PLUS

Additional provisions:
Record date:	One business day prior to the related contingent payment date.
Postponement of maturity date:	The maturity date will be postponed if the valuation date is postponed due to the occurrence or continuance of a market disruption event with respect to the underlying stock on such valuation date. In such a case, the maturity date will be postponed by the same number of business days from but excluding the originally scheduled valuation date. See “Terms of the Notes — Maturity Date” in the accompanying prospectus supplement and “Market disruption events and adjustments” below. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the valuation date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such valuation date.
Market disruption events and adjustments:

The calculation agent may adjust any variable described in these preliminary terms, including but not limited to the valuation date, the initial share price, the final share price (and any combination thereof) as described in the following sections of the accompanying prospectus supplement:

•        For a description of what constitutes a market disruption event and the consequences thereof, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement; and

•       For a description of adjustments that may affect the underlying shares, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

Listing:	The securities will not be listed on any securities exchange.
Minimum ticketing size:	100 Trigger PLUS
Tax considerations:

The material tax consequences of your investment in the Trigger PLUS are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Trigger PLUS as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Trigger PLUS in the initial issuance of the Trigger PLUS).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Trigger PLUS in the manner described below. This opinion assumes that the description of the terms of the Trigger PLUS in these preliminary terms is materially correct.

The U.S. federal income tax consequences of your investment in the Trigger PLUS are uncertain and the Internal Revenue Service could assert that the Trigger PLUS should be taxed in a manner that is different than described below. Pursuant to the terms of the Trigger PLUS, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Trigger PLUS as a pre-paid cash-settled derivative contract with respect to the Fund. Subject to the discussion of Section 1260 of the Internal Revenue Code of 1986, as amended, (the “Code”) below, if your Trigger PLUS are so treated, you should generally recognize capital gain or loss upon the sale, exchange or maturity of your Trigger PLUS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Trigger PLUS. Such gain or loss should generally be long-term capital gain or loss if you have held your Trigger PLUS for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Trigger PLUS could be treated as a “constructive ownership transaction” with respect to the Fund that is subject to the constructive ownership rules of Section 1260 of the Code. If your Trigger PLUS were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your Trigger PLUS would be recharacterized as ordinary income to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the Fund referenced by your Trigger PLUS on the date that you purchased your Trigger PLUS and sold those shares on the date

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Trigger PLUS Based on the WisdomTree Japan Hedged Equity Fund due January 5, 2016
Trigger Performance Leveraged Upside Securities

of the sale, exchange or maturity of the Trigger PLUS (the “Excess Gain Amount”), and you would be subject to an interest charge on the deferred tax liability with respect to such Excess Gain Amount. Because, in general, the maturity payment of the Trigger PLUS will only reflect the appreciation or depreciation in the value of the shares of the Fund and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the Fund, we believe that it is more likely than not that the Excess Gain Amount should be equal to zero, and that the application of the constructive ownership rules should accordingly not have any adverse effects to you. However, it is possible that the Excess Gain Amount could be greater than zero if the Internal Revenue Service successfully asserts that the number of Fund shares used to determine the Excess Gain Amount should be calculated by dividing the amount you paid for your Trigger PLUS by the Fund share price on the date you acquired your Trigger PLUS, as opposed to making such determination based on the actual number of Fund shares that, after taking into account the leverage factor, are effectively referenced in determining the actual return on your Trigger PLUS. In addition, the Excess Gain Amount could be greater than zero if you purchase your Trigger PLUS for an amount that is less than the principal amount of the Trigger PLUS or if the return on the Trigger PLUS is adjusted to take into account any extraordinary dividends that are paid on the shares of the Fund. Furthermore, if another exchange traded fund is substituted for the Fund, the Excess Gain Amount could be greater than zero if you would have recognized short-term capital gain if you had directly owned the Fund and sold the Fund to purchase its substitute. You should be aware that, if the Trigger PLUS are subject to the constructive ownership rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognize in respect of the Trigger PLUS (in which case all of such gain would be recharacterized as ordinary income, and an interest charge would be applied to the deemed underpayment of tax) unless you provide clear and convincing evidence to the contrary. Because the application of the constructive ownership rules to the Trigger PLUS is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Trigger PLUS.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Trigger PLUS, possibly with retroactive effect. Other alternative treatments for your Trigger PLUS may also be possible under current law. For example, it is possible that the Trigger PLUS could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Trigger PLUS are so treated, you would be required to accrue interest income over the term of your Trigger PLUS and you would recognize gain or loss upon the sale or maturity of your Trigger PLUS in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Trigger PLUS. Any gain you recognize upon the sale or maturity of your Trigger PLUS would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Trigger PLUS, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Trigger PLUS as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Trigger PLUS. For additional, important considerations related to tax risks associated with investing in the Trigger PLUS, you should also examine the discussion about tax risks in “Risk Factors—Structure Specific Risk Factors—The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain”, in these preliminary terms.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the Trigger PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, hedged our anticipated exposure in connection with the Trigger PLUS by taking positions in futures and options contracts on the underlying shares and any

December 2013	Page 18

Trigger PLUS Based on the WisdomTree Japan Hedged Equity Fund due January 5, 2016
Trigger Performance Leveraged Upside Securities

other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the Trigger PLUS or any amounts payable on your Trigger PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.
ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Contact:	Morgan Stanley Wealth Management clients may contact their Morgan Stanley sales representative or Morgan Stanley principal executive offices at 1585 Broadway, New York, NY 10036 (telephone number 800-869-3326). A copy of each of these documents may be obtained from Barclays Bank PLC or the agent Barclays, at 1-888-227-2275 (Extension 2-3430) or 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

These preliminary terms represent a summary of the terms and conditions of the Trigger PLUS. We encourage you to read the accompanying prospectus and prospectus supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.225 for each Trigger PLUS they sell.

We expect that delivery of the Trigger PLUS will be made against payment for the Trigger PLUS on or about the issue date indicated on the cover of these preliminary terms, which will be the third business day following the expected pricing date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement.

December 2013	Page 19